Exhibit 99

CONTACT:	Feinstein Kean Healthcare
GTC Biotherapeutics, Inc.	Francesca DeVellis (investors)
Thomas E. Newberry	Barbara Askjaer (media)
Vice President, Corporate Communications	(617) 577-8110
(508) 370-5374

GTC BIOTHERAPEUTICS REPORTS FIRST QUARTER 2004 FINANICAL RESULTS

FRAMINGHAM, MA – May 5, 2004 — GTC Biotherapeutics, Inc. (“GTC”, Nasdaq: GTCB) reported today its financial results for the first quarter ended April 4, 2004.  The total net loss for the quarter was $8.6 million, or $0.26 per share compared with $7.4 million, or $0.27 per share, in the first quarter of 2003.  Revenues were $1.1 million for the quarter, a 39% decrease from the $1.7 million in the first quarter 2003.   Reported revenues are expected to vary on a quarter-to-quarter basis due to the nature and timing of milestone-based research and development revenues.

“During the first quarter we achieved significant milestones in our ATryn® program with our filing for marketing authorization with the EMEA,” stated Geoffrey F. Cox, Ph.D., GTC’s Chairman of the Board and Chief Executive Officer.  “We also are making good progress in defining the U.S. clinical and regulatory strategy for ATryn®.”

Costs of revenue and operating expenses totaled $9.7 million in the current quarter, approximately 4% higher than the $9.3 million total in the first quarter 2003.  First quarter 2004 expenses included a $943,000 charge associated with the corporate restructuring that was implemented in February 2004 as well as an additional week of operating expenses due to the fact that it was a 14 week fiscal quarter. The impact of the additional week of operating expenses was approximately $600,000.  Total R&D expenses for the first quarter 2004 were $5.4 million compared to $3 million in the first quarter 2003, an increase of $2.4 million.  Of the first quarter

2004 R&D expenses, approximately $3.2 million was incurred to support the completion of the efficacy study and the preparation for regulatory filing for approval to market ATryn® in Europe to treat hereditary antithrombin deficiency, an increase of $1.5 million over the first quarter of 2003.  Total selling, general, and administrative expense increased by approximately $500,000 from the first quarter 2003 to $3.2 million in the first quarter 2004.  This increase was due to the corporate restructuring charge. Expenses on external programs decreased by approximately $2.5 million in the first quarter of 2004 compared with the same quarter in 2003.

Cash and marketable securities at the end of the first quarter 2004 totaled approximately $38 million compared to $31.1 million at the end of 2003. GTC’s balances of cash and marketable securities increased by approximately $6.9 million in the first quarter of 2004 due to the registered direct placement of common stock completed in March 2004. This placement raised a total of approximately $13.9 million after expenses.  Exclusive of the effect of the March 2004 registered direct placement, our use of cash and marketable securities decreased to $7 million in the first quarter of 2004 from $9.5 million in the first quarter of 2003. GTC expects its use of cash and marketable securities for 2004, inclusive of the effect of the March 2004 registered direct placement, to be approximately $6.1 million.  Use of cash and marketable securities is expected to decline in the remainder of 2004, primarily as result of the corporate restructuring and a reduction of costs related to  the ATryn® program,  as well as  increased billings and receipts from milestones earned under the Company’s partnered internal and external programs. The annual cash projection for 2004 assumes cash collections of approximately $13 million for the year, of which approximately $7.3 million has either been collected or is anticipated on contracts currently in backlog. These contracts include the programs with Merrimack, Centocor, and the NIAID funding of GTC’s malaria vaccine program.

The per share results were affected by an increase in weighted average number of shares outstanding from 27.8 million shares for the first quarter 2003 to 33.5 million shares in the first quarter 2004.  The increases in the weighted average shares outstanding reflected the issuance of approximately 3.6 million shares of common stock in a private placement to institutional investors in August 2003 and the issuance of approximately 6.4 million shares of common stock in a registered direct placement in March 2004.  The net proceeds to GTC from those offerings totaled approximately $22.4 million. GTC had approximately 38,600,000 shares outstanding as of April 4, 2004.

Highlights

ATryn®

GTC recently completed a multinational safety and efficacy study of ATryn® in the prophylactic treatment of HD patients during high-risk situations such as surgery and childbirth as part of its regulatory and clinical development strategy in Europe. In January 2004, we submitted a Marketing Authorization Application (MAA) to the EMEA and that application was accepted for review in February 2004.  The European MAA submission includes data from this trial, as well as data from its compassionate use program.

GTC has continued in discussion with the Food and Drug Administration (FDA) regarding the clinical and regulatory development strategy for ATryn® in the United States. These discussions suggest that there is a reasonable path for the clinical development of ATryn® in the treatment of patients with hereditary antithrombin deficiency (HD) who are at increased risk of developing thromboses during high-risk procedures such as surgery or child birth. The Company expects to work closely with the FDA to complete the definition of a mutually acceptable clinical development plan which can provide a basis for a submission of a Biologics License Application.

Antithrombin is a plasma protein with anticoagulant and anti-inflammatory properties.  GTC expresses this protein in the milk of goats that have the human antithrombin gene linked to a milk-protein promoter.  This transgenic approach provides the opportunity to produce recombinant forms of proteins, such as antithrombin, that are difficult to express in conventional production methods.

Malaria Vaccine Program

GTC’s malaria vaccine program uses as an antigen the merozoite surface protein known as MSP-1.  Production of MSP-1 suitable for clinical studies is expected to begin in 2004.  MSP-1 is difficult to express in other conventional recombinant production systems.  The National Institute of Allergy and Infectious Diseases (NIAID) is funding this program up through the submittal of an Investigational New Drug (IND) application with the FDA.  An IND submission as a basis for initiating clinical trials is anticipated in 2005.

Portfolio of External Programs

GTC’s external portfolio includes programs that are advancing into clinical production.  The program with Merrimack Pharmaceuticals entered clinical trials in 2003 and GTC is under contract to deliver additional material to Merrimack for clinical evaluation in 2004.  The program with Centocor for an undisclosed protein continues with the objective of producing material suitable for preclinical studies.  Discussions with other current external partners have also progressed during the quarter with the objective of providing product for clinical development.

Conference Call Information

GTC Biotherapeutics will discuss these results and expectations with financial analysts in a web cast conference call at 10:00 a.m. (Eastern) today.  The call may be heard through the Company’s web site, http://www.gtc-bio.com.  The dial-in number from inside the United States is 1-800-901-5259.  The dial-in number from outside the United States is 1-617-786-4514.  The participant passcode is 74820284.  The webcast may be found at www.gtc-bio.com.

GTC Biotherapeutics is a leader in the development, production, and commercialization of therapeutic proteins through transgenic animal technology.  GTC currently has three internal proprietary products in its pipeline and a portfolio of external program production opportunities.  In addition to the ATryn® program, GTC is developing a recombinant human serum albumin and a malaria vaccine.   In its external programs, GTC’s technology is used to develop transgenic production of its partners’ proprietary products, including both large-volume protein therapeutics as well as products that are difficult to produce in significant quantities from conventional recombinant production systems.  GTC’s external program collaborations are developing transgenic versions of products such as monoclonal antibodies and immunoglobulin fusion proteins for conditions such as rheumatoid arthritis, HIV/AIDS and cancer.  One of the external programs is in clinical trials with a transgenically produced product.  Additional information is available on the GTC web site, http://www.gtc-bio.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the EMEA submission for the ATryn® program, the regulatory and clinical strategy for ATryn® in the United States, the expectations for filing an IND for the MSP-1 program, anticipated progress in the portfolio of external programs, the expected level of cash to be used in 2004, and the expected cash collections in 2004.  Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements.  Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K and its other periodic reports as filed with the Securities and Exchange Commission, including the uncertainties associated with conducting clinical studies, and the risks and uncertainties associated with dependence upon the actions of partners and regulatory agencies, and the uncertainty that the Company will be able to obtain additional revenues and financial resources, including through new marketing and strategic partners for some of its programs.  GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release.  These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.

GTC BIOTHERAPEUTICS, INC.

Selected Financial Information

(Unaudited, in thousands except per share amounts)

	Three months ended**
	April 4, 2004	March 30, 2003

Revenue	$1,066	$1,744

Costs of revenue and operating expenses:
Cost of revenue	1,072	3,576
Research and development	5,440	3,024
Selling, general and administrative	3,197	2,693
	9,709	9,293

Loss from operations	$(8,643)	$(7,549)

Other income (expense):	67	156

Net Loss	$(8,576)	$(7,393)

Net loss per common share (basic and diluted)	$(0.26)	$(0.27)

Weighted average number of shares outstanding (basic and diluted)	33,496	27,783

	April 4, 2004	December 28, 2003

Cash and marketable securities	$38,012	$31,091
Other current assets	3,374	3,390
Property and equipment, (net)	22,274	22,600
Other assets	13,770	13,991
Total assets	$77,430	$71,072

Current liabilities	$13,189	$10,329
Long-term debt	9,779	12,542
Other liabilities	37	40
Stockholders’ equity	54,425	48,161
Total liabilities and stockholders’ equity	$77,430	$71,072

**          The three months ended April 4, 2004 includes 14 weeks while the three months ended March 30, 2003 includes 13 weeks